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                                                            EXHIBIT 12.2

                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                          UNITED DEFENSE INDUSTRIES, INC.
                                 ($ IN MILLIONS)

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                                                  YEAR
                                                  ENDED         9-MONTHS         9-MONTHS         12-MONTHS
                                                DECEMBER        SEPTEMBER        SEPTEMBER        SEPTEMBER
                                                  1996            1996              1997             1997
                                                --------        ---------        ---------        ----------
FIXED CHARGES:
(1/3) of rent expense ......................... $    4.3        $     3.3        $     3.9        $      4.9
Interest expense ..............................     66.1             49.6             49.6              66.1
                                                --------        ---------        ---------        ----------
   Total Fixed Charges ........................ $   70.4        $    52.9        $    53.5        $     71.0
                                                ========        =========        =========        ==========


ADJUSTED EARNINGS:
Equity earnings -- foreign subsidiaries ....... $   31.9        $    31.3        $    13.5        $     14.1
Dividends received from foreign subsidiaries ..     28.1             28.1             13.9              13.9
                                                --------        ---------        ---------        ----------
Equity earnings adjustments (a)................     (3.8)            (3.2)             0.4              (0.2)
Net income before taxes (b)....................      2.5             11.0             (3.2)            (11.7)
Fixed charges (from above) (c) ................     70.4             52.9             53.5              71.0
NUMERATOR: SUM OF (A), (B), & (C)
                                                --------        ---------        ---------        ----------
Adjusted Income & Fixed Charges ...............     69.1             60.7             50.7              59.1
                                                --------        ---------        ---------        ----------
DENOMINATOR:
Fixed charges .................................     70.4             52.9             53.5              71.0
                                                --------        ---------        ---------        ----------
RATIO OF EARNINGS TO FIXED CHARGES.............      1.0              1.1              0.9                .8
                                                ========        =========        =========        ==========
DEFICIT OF EARNINGS TO COVER FIXED CHARGES.....     (1.3)              --             (2.8)            (11.9)
                                                ========        =========        =========        ==========

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